UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 2, 2010

LIBERTY GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51360	20-2197030
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Boulevard, Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 220-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

UPC Broadband Holding B.V. (UPC Broadband Holding) is an indirect subsidiary of Liberty Global, Inc. On July 2, 2010, UPC Broadband Holding entered into a new additional facility accession agreement (the Additional Facility W3 Accession Agreement) under UPC Broadband Holding’s senior secured bank facility (as amended, the UPC Broadband Holding Bank Facility).  Pursuant to the Additional Facility W3 Accession Agreement, the existing Facility W, under the UPC Broadband Holding Bank Facility, was upsized in an aggregate principal amount of €25.0 million ($31.3 million). The final maturity date for Facility W3 will be the earlier of (i) March 31, 2015 and (ii) October 17, 2013, being the date falling 90 days prior to the date on which the UPC Holding Senior Notes due in 2014 are currently scheduled to fall due, if, on such date, such Senior Notes are outstanding in an aggregate amount of €250.0 million ($313.3 million) or more. Facility W3 will bear interest at a rate of EURIBOR plus 3.00%. As of the date of the Additional Facility W3 Accession Agreement, Facility W remains undrawn.

Item 9.01. Financial Statements and Exhibits.

Exhibits.

Exhibit No.	Name

4.1

Additional Facility W Accession Agreement, dated July 2, 2010, among UPC Financing Partnership (UPC Financing) as Borrower, UPC Broadband Holding, The Bank of Nova Scotia as Facility Agent and The Bank of Nova Scotia as Security Agent, and Scotiabank Europe plc. as Additional Facility W Lender, under the UPC Broadband Holding Bank Facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2010

LIBERTY GLOBAL, INC.

By:	/s/ Randy L. Lazzell
Name:	Randy L. Lazzell
Title:	Vice President

Exhibit Index

Exhibit No.	Name

4.1

Additional Facility W Accession Agreement, dated July 2, 2010, among UPC Financing Partnership (UPC Financing) as Borrower, UPC Broadband Holding, The Bank of Nova Scotia as Facility Agent and The Bank of Nova Scotia as Security Agent, and Scotiabank Europe plc. as Additional Facility W Lender, under the UPC Broadband Holding Bank Facility.